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                                                                     EXHIBIT 12




                       UNION PACIFIC RESOURCES GROUP INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Amounts in Thousands, Except Ratios)
                                  (Unaudited)


                                                                      Six Months
                                                                     Ended June 30,
                                                               ------------------------
                                                                  1996           1997
                                                               ----------    ----------
Income before income taxes .................................   $  192,350    $  280,628

Add (deduct) distributions greater (less) than
     income of unconsolidated affiliates ...................        2,398        (1,099)

Fixed charges from below ...................................       29,041        25,293

Capitalized interest included in fixed charges .............         (122)         (662)
                                                               ----------    ----------

         Earnings available for fixed charges ..............   $  223,667    $  304,160
                                                               ==========    ==========

Fixed charges:
     Interest expense, including amortization of debt
         expense/discount ..................................   $   25,567    $   21,661
     Portion of rentals representing an interest factor ....        3,352         2,970
     Interest capitalized ..................................          122           662
                                                               ----------    ----------

         Total fixed charges ...............................   $   29,041    $   25,293
                                                               ==========    ==========

Ratio of earnings to fixed charges .........................          7.7          12.0
                                                               ==========    ==========
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